Exhibit (d)(ii)

MOBILE TELESYSTEMS

PUBLIC JOINT STOCK COMPANY

SHARE SALE AND PURCHASE AGREEMENT

City of Moscow

2017

This SHARE SALE AND PURCHASE AGREEMENT (hereinafter, this “Agreement”) has been entered into on 17 January 2017 in the city of Moscow

BY:

Stream Digital Limited Liability Company, duly registered in accordance with the legislation of the Russian Federation (primary state registration number 5157746197791, INN 7702395874 / KPP 770201001, located at the following address: 51/4 Shchepkina St., Building 2, Moscow 129110, Russian Federation), hereinafter referred to as the “Buyer,” represented by General Director Rolandi Varlamovich Tabatadze, acting under the Charter;

AND

Sistema Finance S.A., duly registered in accordance with legislation of Luxembourg (primary state registration number B 93023, located at the following address: Luxembourg, L-2163, 26, avenue Monterey), hereinafter referred to as the “Seller,” represented by Managing Director Emile Wirtz;

The Buyer and the Seller are hereinafter jointly referred to as the “Parties” and each individually as a “Party.”

WHEREAS:

(A) The Buyer intends to acquire, under the tender offer (announced on the date of execution of this Agreement), common registered shares and ADSs (both as defined below) of the Company in accordance with the Memorandum (as defined below) (hereinafter, the “Tender Offer”), which will not be significantly different from the draft set forth in Appendix 1 to this Agreement;

(B) The Company provided the Buyer with funds necessary to execute the Tender Offer, including the Transaction formalized in this Agreement (as defined below);

(C) As of the date of this Agreement, the Seller, jointly with its affiliates (with the exception of the Company and its subsidiaries) is the owner and registered holder of 980,666,613 (nine hundred eighty million six hundred sixty-six thousand six hundred thirteen) uncertificated registered common shares of the Company and 13,295,304 (thirteen million two hundred ninety-five thousand three hundred four) ADSs, which jointly represent a 50.03 interest in the charter capital of the Company, less uncertificated registered common shares of the Company owned by its subsidiaries; the Seller, as of the date of this Agreement, is the owner and registered holder of 125,525,122 (one hundred twenty-five million five hundred twenty-five thousand one hundred twenty-two) uncertificated registered common shares of the Company and 13,295,304 (thirteen million two hundred ninety-five thousand three hundred hour) ADSs, which jointly represent a 6.95% interest in the charter capital of the Company;

(D) To ensure that there is no impact on the price of the shares repurchased under the Tender Offer, the Seller intends to refrain from participating in the Tender Offer and instead sell to the Buyer the Shares (as defined below) in the amount and in accordance with the terms and conditions set forth in this Agreement; and

(E) Each Party shall enter into this Agreement and assume the obligations thereunder on the basis of, and in reliance on, the circumstances and representations of the circumstances set forth in this section, as well as the obligations undertaken by the other Party under this Agreement.

THE PARTIES HEREBY ENTER INTO THIS AGREEMENT AS FOLLOWS

1. DEFINITIONS AND INTERPRETATION

1.1. Unless otherwise expressly stated in this Agreement, the words and expressions used in this Agreement, when capitalized, shall have the following meanings:

“Shares” means uncertificated registered common shares of the Company, share issue registration number 1-01-04715-A, with a par value of 0.1 (one-tenth) of a ruble each, in the amount determined by the formula below:

Q = (TS / 0.499742235) — TS, where

Q is the number of common shares of the Company to be acquired by the Buyer from the Seller under this Agreement (in the case of a fractional number, it shall always be rounded down to the nearest whole number);

TS is the number of common shares and ADSs of the Company actually acquired by the Buyer from the owners of common shares and ADSs of the Company in the course of the Tender Offer which will be specified in a written notice to be submitted by the Buyer to the Seller after the public announcement by the Buyer of the final results of the Tender Offer containing information about the number of common shares and ADSs of the Company actually acquired from the holders of registered common shares and ADSs of the Company in accordance with the Tender Offer Memorandum, as well as the price per common share and ADS of the Company, as determined in accordance with the Tender Offer Memorandum.

“ADSs” means uncertificated common shares of the Company in the form of American Depositary Shares traded on the New York Stock Exchange (NYSE).

“Transaction Signing Date” means the date of signing of this Agreement by the Parties.

“Transaction Execution Date” means the date on which the Execution of the Transaction takes place.

“Date of Performance of the Seller’s Share Transfer Obligations” means the date of recording, by the Registrar, of a credit entry in the ledger account of the Buyer, confirming that the Shares have been credited to the account of the Buyer.

“Agreement” or “this Agreement” means this Agreement, including all appendices and any amendments or supplements thereto.

“Performance of the Seller’s Share Transfer Obligations” means performance by the Seller of its obligations under Article 7 of this Agreement.

“Performance of the Buyer’s Share Price Payment Obligation” means performance by the Buyer of the respective obligation specified in Article 8 of this Agreement.

“Execution of the Transaction” means Performance of the Seller’s Share Transfer Obligations and Performance of the Buyer’s Share Price Payment Obligation, as set out in Articles 7 and 8 of this Agreement.

“Memorandum” means the memorandum of the Company regarding the offer to purchase common shares and ADSs of the Company from the holders/owners of the shares and ADSs of the Company under the Tender Offer, announced publicly by the Company on the Transaction Signing Date and posted on the Company’s official website, and in accordance with the terms and conditions whereof the transactions will be executed with the holders of registered common shares and ADSs, and which will not be significantly different from the draft set forth in Appendix 1 to this Agreement.

“Tax” or “Taxation” means all taxes, duties, fees, or other government charges, including all national, federal, state, local, municipal, foreign, and other taxes on income, profits, equity, property, or value added, as well as excise taxes, license fees, social taxes, tax at the source of income, and other taxes, tax assessments, tolls, charges, duties, fees, or other government charges of any kind (paid directly or by deduction; which may or may not require filing a tax declaration) imposed by any tax or other authority.

“Encumbrance” means any option or preferential right of purchase, or any pawn transaction, pledge, security, assignment, restriction, mortgage, right of Third Party, right to withhold or seize, or any other action, agreement, arrangement, or right, which has the same or similar effect as the instruments listed above.

“Company” means Mobile TeleSystems Public Joint Stock Company, abbreviated as MTS PJSC, located at the following address: 4 Marksistskaya St., Moscow 109147, Russian Federation; OGRN 1027700149124, INN 7740000076, KPP 770901001.

“Transfer Order” means a document, in the form required by the Registrar (as defined below), containing instructions to the Registrar to record an entry in the registry regarding the transfer of the ownership of the Shares being sold to the Buyer (to debit the Shares from the ledger account of the Seller and credit the Shares to the ledger account of the Buyer).

“Purchase Price” means the price of the Shares, payable by the Buyer to the Seller, the amount whereof is determined in accordance with Article 3 of this Agreement.

“Business Day” means any calendar days, except Saturdays, Sundays, and days classified as holidays under the law of the Russian Federation and the Grand Duchy of Luxembourg, on which banks are open for regular banking operations in the city of Moscow and in the city of Luxembourg.

“Registrar” means Independent Registrar Company, Joint Stock Company.

“Transaction” means sale by the Seller, and purchase by the Buyer, of the Shares, in accordance with this Agreement.

“Tender Offer” has the meaning defined in the Preamble;

“Third Party” (“Third Parties”) means any individual or legal entity that is not a Party to this Agreement, including associations of individuals and including organizations.

“FCPA” means the US Foreign Corrupt Practices Act 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended.

“UK BRIBERY ACT” means the Bribery Act 2010 of the United Kingdom, aimed at fighting corruption at the state level and at the level of private companies, as amended.

1.2. In this Agreement:

(i) a reference to a provision of a legislative act is a reference to the version of such a provision in effect as of the Transaction Signing Date;

(ii)  the words “includes” and “including” mean (respectively) “includes, without limitation,” and “including, without limitation,”;

(iii) the headings of the articles and paragraphs in this Agreement are for convenience only and should not be taken into account in the interpretation of this Agreement.

2. SUBJECT MATTER — SALE AND PURCHASE OF THE SHARES

2.1. In accordance with the schedule, procedure, and conditions specified in this Agreement, the Seller undertakes to sell and transfer to the Buyer the Shares, unburdened by any rights of Third Parties or Encumbrances, judgments, or proceedings pending in state and/or judicial authorities against the Seller and/or against Third Parties in respect of the Shares, including, without limitation, previous owners of the Shares, as well as all property rights embodied in the Shares and related non-property rights with respect to the Company, and the Buyer undertakes to purchase the Shares and pay the Purchase Price to the Seller according to the schedule, procedure, and conditions specified in this Agreement.

2.2. The Shares are owned by the Seller and the Seller has full and unrestricted right to dispose of the Shares it owns.

3. PURCHASE PRICE

3.1. The Parties to this Agreement have agreed that the price per Share payable by the Buyer to the Seller shall be equal to the price paid per share of the Company in the course of acquisition of common shares of the Company from their owners under the Tender Offer, such price to be publicly announced by the Company (Strike Price, as defined in the Memorandum).

3.2. The Purchase Price shall be paid in Russian rubles by bank transfer to the settlement account of the Seller specified in Article 17 of this Agreement. The Buyer’s obligation to pay the Purchase Price shall be deemed fulfilled at the time of crediting of the Purchase Price to the settlement account of the Seller.

3.3. The price of the Shares does not include the fees for the services of the Registrar that maintains the registry of holders of the Company’s registered securities. The fees for the Registrar’s services in connection with the Execution of the Transaction (including, but not limited to, the fees related to the registration of the transfer of the rights to the Shares) shall be paid by the Buyer. Other expenses related to the execution and performance of this Agreement shall be borne independently by each Party.

3.4. Payment of all Taxes and other charges payable in connection with this Agreement shall be the responsibility of the Party, which, in accordance with the applicable law, has the obligation to assess and/or pay the respective Taxes and charges. The Purchase Price covers the total amount of all possible Taxes payable by the Seller, which the Seller shall pay independently. All payments made by the Buyer in accordance with this Agreement shall include all Taxes, payable under the applicable law, relating to the Transaction.

4. REPRESENTATIONS AND OBLIGATIONS OF THE SELLER

4.1. Representations about the circumstances (within the meaning of Article 431.2 of the RF Civil Code) by the Seller

4.1.1. As a material term required for the Buyer to enter into this Agreement, the Seller hereby represents to the Buyer that the representations set out below are deemed valid and accurate as of the Transaction Signing Date and the Transaction Execution Date.

4.1.2. A breach of any representation set forth in Article 4 of this Agreement shall be deemed a material breach of this Agreement by the Seller, within the meaning of this term defined in Paragraph 1 of Clause 2 of Article 450 of the RF Civil Code and for the purposes of Article 453 of the RF Civil Code.

4.2. Representations about the circumstances (within the meaning of Article 431.2 of the RF Civil Code) with respect to the Seller

4.2.1. The Seller is a legal entity duly incorporated and registered in accordance with legislation of the Great Duchess of Luxembourg. The Seller is a tax resident of the Great Duchess of Luxembourg and has full legal capacity and authority necessary to enter into this Agreement and to perform its obligations and execute transactions contemplated by this Agreement.

4.2.2. The Seller is a bona fide rightful registered owner of the Shares. For purposes of execution and performance of this Agreement, the Seller is acting on its own behalf and is not a broker, agent, or proxy holder representing any Third Parties.

4.2.3. The individual who signed this Agreement on behalf of the Seller has the full authority to do so, and the legal capacity of the Seller with respect to the execution and performance of this Agreement is not restricted.

4.2.4. The execution of this Agreement and Execution of the Transaction will not result in a violation of any provisions of the charter or other constituent documents of the Seller, and will not constitute a breach of any contracts or agreements previously entered into by the Seller, or any regulation or court decision.

4.2.5. Neither the Seller nor the Shares are subject to any judgment or injunction currently in force that would prohibit the Seller from fulfilling the conditions of this Agreement.

4.2.6. All permissions and approvals that the Seller is obliged to secure, obtain, or cause to be obtained in connection with the execution of this Agreement and Execution of the Transaction have been obtained by the Seller, and such permissions and approvals are in force and valid.

4.2.7. As of the Transaction Signing Date, the Seller has fully complied with all the applicable legal requirements relating to the sale of the Shares it owns.

4.2.8. The execution of this Agreement and the Execution of the Transaction by the Seller do not violate any legislative acts or regulations applicable to the Seller, and do not involve violation of any regulations, decisions, or orders of any governmental body or local government institution.

4.2.9. This Agreement establishes valid and legally binding obligations of the Seller, enforceable in accordance with the terms of this Agreement.

4.3. Representations about the circumstances (within the meaning of Article 431.2 of the RF Civil Code) with respect to the Shares

The Seller provides to the Buyer the following representations with respect to the Shares, which are accurate and valid as of the Transaction Signing Date:

4.3.1. The Shares belong to the Seller legally and have been fully paid for in accordance with the applicable law of the Russian Federation, and provide a full and unrestricted set of rights stipulated by the Federal Law No. 208-FZ “On Joint Stock Companies,” dated 26 December 1995.

4.3.2. The Shares are not the subject of (are unburdened by) any rights or claims of Third Parties or Encumbrances, seizure or prohibition on execution of transactions mandated by a decision of a court or an authorized state body, and are not the subject of any judicial, administrative, arbitration, or out-of-court proceedings and/or disputes. There are no legal grounds for previous owners of the Shares, Third Parties, associations of individuals, or organizations, to dispute the right of ownership, of the Seller or the Buyer, of the Shares.

4.3.3. There are no valid powers of attorney or any other rights or powers assigned (granted) by the Seller in respect of the Shares (in whole or in part).

4.3.4. There are no grounds for repossession of the Shares.

4.3.5. The Seller is not involved in any dispute whatsoever in respect of the Shares. There are no disputes in respect of the Shares.

4.3.6. There are no agreements in place between the Seller and Third Parties with respect to: (i) ownership, voting, or transfer of the Shares (part of the Shares); (ii) the right to appoint members of the Board of Directors or the General Director of the Company.

4.4. Obligations of the Seller in relation to the Tender Offer and transactions with the Shares

4.4.1. The Seller undertakes to refrain, until the expiry of the period of 10 (ten) Business Days from the date of expiration of the Tender Offer, as defined in the Memorandum, from acquiring, directly or indirectly, shares of the Company. The Seller also undertakes to ensure that its affiliates (except, for the avoidance of doubt, the Company and its subsidiaries) refrain from acquiring shares of the Company, for their benefit, during the same period, except in cases stipulated by the Memorandum.

4.4.2. The Seller undertakes to refrain from offering, either directly or indirectly, the Company’s common shares for purchase under the Tender Offer. The Seller also undertakes to ensure that its affiliates (except, for the avoidance of doubt, the Company and its subsidiaries) refrain from offering, for their own benefit, either directly or indirectly, the Company’s common shares for purchase under the Tender Offer, except in cases stipulated by the Memorandum.

4.4.3. The Seller undertakes to refrain from the sale of the Company’s ordinary shares other than in accordance with this Agreement, during the period from the date of execution of this Agreement until the first trading day for the Company’s shares and ADSs, following the public announcement of the final results of the Tender Offer. The Seller undertakes to ensure that its affiliates (except, for the avoidance of doubt, the Company and its subsidiaries) refrain from the sale of the Company’s shares, for their own benefit, during the same period, except in cases stipulated by the Memorandum and under the terms provided thereby.

5. REPRESENTATIONS OF THE BUYER

5.1. Representations about the circumstances (within the meaning of Article 431.2 of the RF Civil Code) by the Buyer

5.1.1. As a material term required for the Seller to enter into this Agreement, the Buyer hereby represents to the Seller that the representations set out below are deemed valid and accurate as of the Transaction Signing Date and the Transaction Execution Date.

5.1.2. A breach of any representation set forth in Article 5 of this Agreement shall be deemed a material breach of this Agreement by the Buyer, within the meaning of this term defined in Paragraph 1 of Clause 2 of Article 450 of the RF Civil Code and for the purposes of Article 453 of the RF Civil Code.

5.2. Representations about the circumstances (within the meaning of Article 431.2 of the RF Civil Code) with respect to the Buyer

The Buyer hereby provides to the Seller the following representations about the circumstances (within the meaning of Article 431.2 of the RF Civil Code):

5.2.1. The Buyer is a legal entity duly incorporated and registered in accordance with the law of the Russian Federation. The Buyer has the full legal capacity and authority necessary to enter into this Agreement and to perform its obligations and execute transactions contemplated by this Agreement. For purposes of execution and performance of this Agreement, the Buyer is acting on its own behalf and is not a broker, agent, or proxy holder representing any Third Parties.

5.2.2. The individual who signed this Agreement on behalf of the Buyer has the full authority to do so, and the legal capacity of the Buyer with respect to the execution and performance of this Agreement is not restricted.

5.2.3. The execution of this Agreement and Execution of the Transaction will not result in a violation of any provisions of the charter or other constituent documents of the Buyer, and will not constitute a breach of any regulation or court decision. The Buyer is not subject to any judgment or injunction currently in force that would prohibit the Buyer from fulfilling the conditions of this Agreement. The Buyer has obtained all permissions and approvals that the Buyer is obliged to secure, obtain, or arrange to be obtained in connection with the execution of this Agreement and Execution of the Transaction, and such permissions and approvals are in force and valid.

5.2.4. The execution of this Agreement and Execution of the Transaction by the Buyer do not violate the laws or stock exchange regulations applicable to the Buyer, the Company or any of its subsidiaries, including applicable US securities’ laws, and do not involve violation of any regulations, decisions, or orders of any governmental body or local government institution. This Agreement establishes valid and legally binding obligations of the Buyer, which must be performed in accordance with the terms of this Agreement.

6. DOCUMENTS TO BE SUBMITTED BY THE SELLER AND BY THE BUYER

6.1. Not later than the Date of Performance of the Seller’s Share Transfer Obligations, the Seller undertakes to submit to the Buyer the following documents:

6.1.1.                        A statement on the number of shares reflected in the ledger account of the registered party in respect of the Seller, confirming the number of Shares, unburdened by any Encumbrances, in the ledger account of the Seller with the Registrar, as of the date preceding the Date of Performance of the Seller’s Share Transfer Obligations.

6.2. Not later than 1 (one) Business Day following the Date of Performance of the Seller’s Share Transfer Obligations, the Parties shall provide to each other the following documents received from the Registrar:

6.2.1. The Seller shall provide to the Buyer a notice of the transaction executed on the account confirming the debiting of the Shares to be acquired by the Buyer from the ledger account of the Seller for their crediting to the ledger account of the Buyer with the Registrar.

6.2.2. The Buyer shall provide to the Seller a notice of the transaction executed on the account, confirming the crediting of the Shares to the ledger account of the Buyer with the Registrar.

6.3. On the Transaction Signing Date, each Party undertakes to submit to the other Party the following documents (one copy)

6.3.1. A statement, certified by the corresponding Party, corroborating the decision of the authorized body of such Party on the approval of the Transaction.

6.4. The Parties have agreed that for each instance of document submission under this Agreement, the Parties will draw up and sign a corresponding document delivery and acceptance report, listing the names of the documents transmitted.

7. OBLIGATIONS OF THE SELLER TO TRANSFER THE SHARES

7.1. The Buyer undertakes to notify the Seller in writing, within 1 (one) day from the date of the public announcement of the final results of the Tender Offer (as defined in the Memorandum), in accordance with the mechanism for determining the price described in Paragraph 3.1 of this Agreement, about the number of Shares which, in accordance with the formula specified in this Agreement, will be purchased by the Buyer at the Purchase Price of the Shares, as well as about the date from which the Seller will have the right to execute the Transaction (the 2nd Business Day after the announcement of the final results of the Tender Offer, but in any event not earlier than on the 11th Business Day after the completion of the Tender Office) (hereinafter, the “Notice”).

7.2. The Seller undertakes, during the period from the 2nd (second) through 4th (fourth) Business Day from the date of the public announcement of the final results of the Tender Offer (but in any event not earlier than on the 11th Business Day after the completion of the Tender Office) and determination of the Purchase Price in accordance with Paragraph 3.1 of this Agreement and the number of Shares which, in accordance with the formula specified in this Agreement, will be purchased by the Buyer, to sign and submit to the Registrar the Transfer Order for the number of Shares specified in the Notice.

7.3. The Seller is obliged to provide to the Buyer a notice of the transaction executed on the account, confirming the debiting of all the Shares from the ledger account of the Seller for their crediting to the ledger account of the Buyer, no later than 1 (one) Business Day from the date of receipt of such notice from the Registrar.

7.4. The ownership of the Shares, including the rights and obligations of the Company’s shareholder embodied therein, shall pass from the Seller to the Buyer from the moment of recording, by the Registrar, of the credit entry in the ledger account of the Buyer, confirming that the Shares have been credited to the Buyer’s account.

8. OBLIGATIONS OF THE BUYER TO PAY THE PURCHASE PRICE

8.1. Within five (5) Business Days from the Date of Performance of the Seller’s Share Transfer Obligations, the Buyer undertakes to remit to the Seller a payment in the amount of the Purchase Price, calculated in accordance with Paragraph 3.1, in Russian rubles, using the Seller’s settlement account specified in Article 17 of this Agreement. The obligation of the Buyer to pay the Purchase Price shall be deemed fulfilled at the moment of crediting of the funds, in Russian rubles, in the amount of the Purchase Price, to the Seller’s settlement account with the bank, as specified in Paragraph 3.2 of this Agreement.

9. LIABILITY OF THE PARTIES

The Parties shall be liable for failure to perform their obligations under this Agreement, as well as for the inaccuracy (breach), in full or in part, of representations provided under this Agreement, in accordance with the applicable Russian law and this Agreement.

10. ANTI-CORRUPTION CLAUSE

Neither the Seller, nor the Buyer or any party acting on behalf of the Seller or the Buyer, including any director, partner, manager, or employee of the Seller and/or the Buyer (i) has not, as of the Transaction Execution Date, made any direct or indirect illegal payment to any foreign or Russian government official or employee, (ii) has not participated and will not participate in violation, by the Company, the Seller or the Buyer, of any anti-corruption law, applicable to the Parties and prohibiting the payment of bribes to public officials or employees, (iii) has not paid any bribes or made any other illegal payments, including in connection with the activities of the Company, and (iv) has not concealed from the Seller and/or the Buyer any information that could materially affect the legality of the execution of this Agreement and Execution of the Transaction. Similar restrictions and provisions are stipulated (included) in the FCPA and/or the UK BRIBERY ACT, whereunder neither the Seller, nor the Buyer, nor any of their affiliates or other parties associated therewith have committed and/or will commit any act (or omission) that constitutes a violation, may be deemed a violation, or may result in a violation of the FCPA and/or the UK BRIBERY ACT by the Buyer or its affiliates.

11. FORCE MAJEURE

11.1. Neither Party shall be liable in the event of nonperformance, as well as delayed or improper performance, of any obligation under this Agreement, if such nonperformance, delay, or improper performance results solely from an onset and/or effect of a force majeure that directly affects the performance of the obligations.

11.2. The Party affected by the force majeure shall, without delay but not later than 2 (two) Business Days after the onset of the force majeure, inform the other Party, in writing, of such circumstances and their consequences (with message delivery notification) and take all possible measures to mitigate the negative consequences of the aforementioned force majeure.

11.3. If the force majeure circumstances preventing one of the Parties from performing its obligations under this Agreement continue for more than 15 (fifteen) Business Days, this Agreement shall be terminated automatically and each Party shall return to the other Party everything received under this Agreement.

12. CONFIDENTIALITY

12.1. All technical, commercial, financial, and other information, provided by the Parties to each other and related to the execution or performance of this Agreement, is confidential.

12.2. The Parties shall take all necessary and reasonable measures to prevent the disclosure of the information received to Third Parties. The Parties shall have the right to disclose such information to Third Parties in the case where such parties are engaged in activities requiring the knowledge of such information, but only to the extent required for the performance of this Agreement.

12.3. Restrictions on the disclosure of information shall not apply to publicly available information, information that later becomes public through no fault of the Parties, information that must be submitted to state bodies by operation of the law and only in respect of employees of such bodies, or information that becomes known to the Party from other sources prior to its receipt from the other Party.

12.4. The burden of proving breach of the provisions of this Article 12 shall rest with the Party claiming that such breach has occurred.

12.5. The provisions of Paragraphs 12.1–12.4 of this Agreement shall not apply to information that is subject to mandatory disclosure, by the Buyer and/or its affiliates or the Seller and/or its affiliates, under the rules and requirements of the relevant securities exchange where the securities of the Buyer, the Seller or their affiliates are traded, or under applicable law.

13. APPLICABLE LAW AND DISPUTE RESOLUTION

13.1. This Agreement and all relationships arising therefrom shall be governed by the law of the Russian Federation.

13.2. All disputes, controversies, and claims arising out of this Agreement or in connection therewith, including those relating to the performance, breach, termination, or invalidity thereof, shall be resolved in a court of law with jurisdiction over the Company’s location.

14. TERM OF THE AGREEMENT

14.1. This Agreement shall enter into force on the date of its signature by the Parties and shall remain valid until the Parties have performed all obligations under this Agreement, with the exception of the provisions set forth in Article 4 (Representations and Obligations of the Seller), Article 5 (Representations of the Buyer), Article 9 (Liability of the Parties), Article 10 (Anti-corruption Clause), and Article 15 (Notices), which shall remain in force for 3 (three) years following the Transaction Execution Date, Article 12 (Confidentiality) which shall remain in force for 5 (five) years, and Articles 13 (Applicable Law and Dispute Resolution) and 16 (Additional Provisions), which shall r(main in force indefinitely.

14.2. This Agreement may be terminated by written accord of the Parties.

14.3. This Agreement shall be terminated forthwith (a) if the Tender Offer is not announced by the Company by 11:59 pm (Moscow time) on 17th of January, 2017, or (b) in the event of early withdrawal, cancellation, or termination of the Tender Offer for any reason.

14.4. This Agreement may be terminated by the Seller, unilaterally and out of court, by submitting, without delay, an appropriate written notice to the Buyer, if the Purchase Price, determined in accordance with Paragraph 3.1 of this Agreement, turns out to be lesser than the lower limit of the price range published in the initial public announcement of the Tender Offer by the Buyer.

14.5. In the event of termination of this Agreement for any reason provided for by the applicable law and/or Paragraphs 14.3 and 14.4 of this Agreement, the confidentiality provisions set forth in Article 12 shall remain in force for 5 (five) years following the Transaction Signing Date.

15. NOTICES

Any notice submitted by a Party to this Agreement to any other Party to this Agreement, where such notice is directly or indirectly related to this Agreement, shall be in writing and signed by the Party submitting the notice, or its authorized representative. Such notices must be transmitted or submitted to the respective Party at its address provided below (unless the respective Party provides prior written notice to the other Party regarding change of address) (a) via hand delivery (or courier), (b) by using a mail delivery service that records the date, location, and recipient of the shipment. Any notice so delivered shall be deemed to have been duly delivered at the time of delivery; documents delivered after 6:00 pm on a Business Day, or delivered on any day not considered a Business Day, shall be deemed to have been delivered at 9:00 am on the next following Business Day.

Submitting notices to the Buyer:

51/4 Shchepkina St., Building 2, Moscow 129110, Russian Federation

Attn: R. V. Tabatadze,

General Director

Required copy to: MTS PJSC, 5 Vorontsovskaya St., Bldg. 2, Moscow 109147, Russian Federation

Attn: A. A. Dubovskov,

President of MTS PJSC;

Attn: I. M. Kolesnikov,
Director of the Corporate Transactions and Investment Protection Department

Submitting notices to the Seller:

Sistema Finance S.A.,
Luxembourg, L-2163, 26, avenue Monterey

Attn: Emile Wirtz,
Managing Director

16. ADDITIONAL PROVISIONS

16.1. Neither Party to this Agreement shall be entitled to assign its rights or obligations under this Agreement to any Third Party.

16.2. Any and all amendments and supplements to this Agreement shall be valid only if executed in writing and signed by duly authorized representatives of the Parties. The appendices form an integral part of this Agreement.

16.3. This Agreement constitutes the entire understanding between the Parties with regard to the subject matter of this Agreement, and nullifies and supersedes all other understandings, commitments, and representations that may have been made by the Parties prior to the Transaction Signing Date.

16.4. This Agreement has been drawn up in the Russian language, in 2 (two) copies of equal legal force, one copy of this Agreement for the Seller, and one copy for the Buyer. Each copy of this Agreement has been numbered, bound, and authenticated with the signatures of the Parties.

17. BANKING DETAILS OF THE PARTIES

BUYER: STREAM DIGITAL LIMITED LIABILITY COMPANY

Location address: 51/4 Shchepkina St., Building 2, Moscow 129110, Russian Federation

INN 7702395874

KPP 770201001

OGRN 5157746197791

Settlement account No. 40702810900000006471

at MTS Bank PJSC, City of Moscow

Correspondent account No. 30101810600000000232

BIC 044525232

SELLER: SISTEMA FINANCE S.A.

Location address: Luxembourg, L-2163, 26, avenue Monterey

Intermediary Bank	Bank	MTS Bank
	SWIFT	MBRDRUMM
	Account Number	30111810800000000000

Beneficiary’s Bank	Bank	East-West United Bank S.A.
	SWIFT	EWUBLULL

Beneficiary’s Name and Account	Name	Sistema Finance S.A.
	Account Number	LU68 0824 1012 0643 1001

IN WITNESS WHEREOF, this Agreement has been duly executed by authorized representatives of the Parties on the date first above written.

For the Seller	For the Buyer

Emile Wirtz	R. V. Tabatadze
Managing Director	General Director
Sistema Finance S.A.	Stream Digital LLC